Exhibit 99.2

 Cal Dive International 3rd Quarter 2014 Earnings Conference Call

 Cautionary Statement  This presentation may include “forward-looking” statements that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that are made regarding earnings expectations. The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur. These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors. Factors that could cause the Company’s results to differ materially include the Company’s significant indebtedness and constraints on the Company’s liquidity, the impact the delisting of the Company’s common stock from the NYSE may have on the liquidity and market price of its common stock and on its ability to conduct equity financings and access the public capital markets, current economic and financial market conditions, changes in commodity prices for natural gas and oil, and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the Company’s inability to obtain contracts with favorable pricing terms if there is a downturn in its business cycle, intense competition and pricing pressure in the Company’s industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company’s business, risks associated with the Company’s increasing presence internationally, and other risks detailed in the Company’s most recently filed Annual Report on Form 10-K.  *

 Presentation Outline  *   Summary of 3Q 2014 Backlog Discussion of Financial Results Non-GAAP Reconciliations Q & A

Summary of 3Q 2014

- Mexico
  - Decline in Mexico revenues quarter-over-quarter
  - Completed second project in early November
  - Continued Pemex delays on remaining two suspended projects; approximately 80% complete on two suspended projects with estimated completion 2Q 2015
  - $60 million of working capital currently tied up in Mexico related to Pemex projects
- Profitable saturation diving project in Australia
- Successful completion of second project in North Sea
- U.S. Gulf of Mexico
  - Active new construction market
  - Increase in domestic revenues quarter-over-quarter despite impact of surface fleet sale in 2Q 2014
  - Interruptions due to loop currents, adverse September weather and a customer delay







4

 Backlog  *  ($ millions)  230  Pemex related backlog.  $340  $149

 Financial Results  *  Tax effected.See reconciliation of Non-GAAP financial measures at the end of the presentation.  ($ thousands, except per share amounts and percentages)

Revenue Breakdown

(in millions)



$400
$350
$300
$250
$200
$150
$100
$50
$0
$155
$106
$49
$115
$62
$53
$357
$243
$114
$355
$257
$98
3Q 2013
3Q 2014
YTD 2013
YTD 2014
Domestic
International

7

Utilization

- **Utilization only includes Company-owned assets and does not reflect activity from chartered vessels or third party vessels.**

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2014	2013	2014	2013
Effective Utilization [(1)] -				
Saturation Diving Vessels	40%	74%	49%	62%
Surface Diving Vessels [(2)]	29%	48%	28%	40%
Construction Barges	36%	36%	34%	20%
Total Fleet	**36%**	**50%**	**36%**	**39%**
Calendar Day Utilization -				
Saturation Diving Vessels	40%	60%	48%	56%
Surface Diving Vessels [(2)]	29%	44%	27%	37%
Construction Barges	36%	33%	34%	18%
Total Fleet	**36%**	**45%**	**36%**	**35%**

(1) Effective vessel utilization is calculated by dividing the total number of days the vessels generated revenues by the total number of days the vessels were available for operation in each period, including those temporarily removed from service, but excluding vessels permanently removed from service or while in dry-dock.

(2) Includes utilization of U.S. Gulf of Mexico surface diving vessels through date of sale (May 31, 2014).

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 Debt Levels  *  (in millions)  $20 million of the $106 million Unsecured Debt in 2013 had a maturity of June 2015. This debt was converted to second lien secured debt on May 9, 2014.   $286  $160  $212  $264  (1)

Liquidity and Debt Refinancing

CAL DIVE INTERNATIONAL

- Liquidity has been constrained due to continued delays on Pemex projects in Mexico and the seasonal ramp up in activity in the U.S. GoM
  - $9.6 million cash at September 30, 2014
  - Fully drawn on revolver
- Significant working capital tied up in Mexico related to the Pemex projects
  - $87 million of Pemex A/R and Unbilled at September 30, 2014
  - $60 million of working capital outstanding at September 30, 2014 on Pemex projects
- Pursuing debt refinancing/restructuring
  - Evaluating all reasonable options to refinance/restructure debt
  - Waiver of defaults and cross-defaults under first lien facility at September 30, 2014
  - Deferred $5 million reduction in revolver through December 1, 2014
  - In default of second lien facility but working cooperatively
- Pursuing a deleveraging of balance sheet
  - Asset sales
  - Pemex working capital
  - Cost cutting and strategic efforts

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Non-GAAP Reconciliations  *

 EBITDA Reconciliations  *  (all amounts in thousands)